UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2004

Reebok International Ltd.
(Exact name of registrant as specified in its charter)

MA	1-9340	04-2678061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1895 J.W. Foster Boulevard Canton, Massachusetts		02021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 401-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement

On October 20, 2004, Reebok International Ltd. (the “Company”) entered into an agreement (the “Agreement”) with Jay Margolis pursuant to which he resigned with immediate effect, both as President and Chief Operating Officer and as a director of the Company.  The Agreement also provides that Mr. Margolis’ employment with the Company will end as of November 30, 2004, and treated as a termination without cause under the employment agreement dated as of December 5, 2001 between the Company and Mr. Margolis.

Under the terms of the Agreement, assuming that Mr. Margolis complies with the covenants described below, Mr. Margolis will continue to receive his current base salary ($108,333 per month) for up to eighteen (18) months beginning December 1, 2004, or until he secures new employment, whichever occurs first.  In addition, Mr. Margolis is entitled to exercise 212,500 presently vested options and will continue to vest in the following tranches of options: 37,500 options on December 18, 2004, 100,000 options on December 5, 2004, and 100,000 options on December 5, 2005.  Upon the conclusion of Mr. Margolis’ employment on November 30, 2004, he will be entitled to 100,000 shares of restricted stock granted him on December 5, 2001, subject to the conditions of the Restricted Stock Certificate governing the delivery of such shares.

Mr. Margolis is subject to 12 month non-compete and 18 month non-recruitment covenants, non-disparagement obligations and a continuing obligation to cooperate with the Company.

Item 5.02                                             Departure of Directors or Principal Officers

On October 20, 2004, Jay Margolis resigned as President and Chief Operating Officer and as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2004

REEBOK INTERNATIONAL LTD.

	By:	/s/ Kenneth Watchmaker

Kenneth I. Watchmaker

Executive Vice President and

Chief Financial Officer